Exhibit 5.1

Opinion of Pringle & Herigstad, P.C.

January 24, 2007

Investors Real Estate Trust
12 South Main Street
Minot, North Dakota  58701

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

                We have acted as special counsel for Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company”), in connection with the registration pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the proposed offering and sale of up to one hundred thousand (100,000) shares (the “Shares”) of the Company’s common shares of beneficial interest, no part value, pursuant to the Company’s employee Retirement Plan (the “Plan”).

In this connection, we have examined the corporate records of the Company, including its Articles of Amendment and Third Restated Declaration of Trust and its Second Restated Trustees’ Regulations (Bylaws), and minutes of meetings of its trustees.  We have also examined the Registration Statement, together with the exhibits thereto and such other documents as we have deemed necessary for the purpose of expressing the opinion contained herein.

Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

 PRINGLE & HERIGSTAD P.C.

/s/ David Hogue

David Hogue